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                                                                    EXHIBIT 99.2

          ALLIED RISER COMMUNICATIONS (ARC) COMPLETES OFFERING OF $150
                   MILLION OF CONVERTIBLE SUBORDINATED NOTES

         DALLAS, TX - JUNE 28, 2000 - Allied Riser Communications Corporation (NASDAQ: ARCC) announced today the completion of its offering of $150 million 7 1/2% convertible subordinated notes, due June 15, 2007.

         The notes will be convertible into shares of ARC common stock at a conversion price of $15.37 and accrue interest that will be payable semiannually beginning December 15, 2000.

         Neither the convertible subordinated notes, nor the shares of common stock issuable upon conversion have been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an exemption from registration.

         This notice is not an offer to sell the securities described, and ARC is not soliciting offers to buy these securities.

ABOUT ALLIED RISER COMMUNICATIONS

         ARC provides very high speed, IP-based, "first-mile" communications services to small and medium-sized businesses in major metropolitan areas in the United States. ARC delivers services over fiber-optic networks that it designs, constructs, owns and operates inside commercial office buildings. Over this infrastructure, ARC offers ultra high-speed Internet access, enhanced conference calling services, and other broadband data services and applications. ARC's Internet access services provide a direct "always-on" connection to the Internet at speeds more than six times faster than T-1 and DSL lines and up to 175 times faster than standard dial-up service.

         For more information about ARC, visit the company's web site at www.arcbroadband.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding overall market demand for market acceptance of the Company's services, the intention to deploy fiber-optic networks in additional buildings or markets and the timing and breadth of penetration in each building or market. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the intense competition for the Company's service offerings, dependence on growth in demand for the Company's services, ability to manage growth of our operations, the ability to raise additional capital and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.


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CONTACTS:
Gary Weitman                               Joey D. Mooring
Ex. Director, Corporate Communications     Sr. Manager, Corporate Communications
Allied Riser Communications                Allied Riser Communications
214/210-3050                               214/560-2357
email:  gweitman@arcmail.com               email:  jmooring@arcmail.com



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